UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2021

SUNWORKS, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-36868	01-0592299
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 Winding Creek Road, Suite 100 Roseville, CA	95678
(Address of Principal Executive Offices)	(Zip Code)

(916) 409-6900

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001	SUNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2021, Sunworks, Inc. (the “Company”) announced that Gaylon Morris, age 48, has been appointed by the Board of Directors of the Company (the “Board”) as the Company’s Chief Executive Officer and a member of the Board, effective immediately.

Mr. Morris joins the Company after two decades leading large-scale engineering and construction companies through transition and growth. Prior to joining the Company, Mr. Morris served as Business Strategist at Rosendin Electric, one of the largest electrical contractors, where he was responsible for identifying, researching, and developing go-to-market strategies to target new market opportunities. Before Rosendin Electric, he was Senior Vice President of Operations for Strategic Growth and Market Development at Cupertino Electric, Inc. (“CEI”), a large, national electrical contractor. At CEI, Mr. Morris was responsible for developing and successfully implementing strategies for CEI’s growth divisions, specifically in Modular Manufacturing, Renewable Energy (photovoltaics and storage), and Utility Electrical (transmission, distribution, and substation). Other previous experience includes senior executive roles at NTS Corporation, Methode Electronics and MET Laboratories, along with serving in the United States Navy, where he was a Submarine Service Reactor Plant Operator.

Pursuant to an Employment Agreement, effective as of January 11, 2021, Mr. Morris will receive a base salary of $350,000 per year and a discretionary bonus, provided, however, that for the fiscal year ending December 31, 2021, Mr. Morris will be entitled to a bonus equal to (i) 100% of base salary if the Company’s GAAP consolidated operating income for the combined period from April 1, 2021 through December 31, 2021 exceeds $0, and (ii) 50% of base salary if the Company’s GAAP consolidated operating income (adjusted to exclude expenses for equity compensation) for the combined period from April 1, 2021 through December 31, 2021 is less than $0, provided that certain additional objectives are met, as set and determined by the Compensation Committee of the Board. In addition, for the fiscal year ending December 31, 2022, Mr. Morris will be entitled to a bonus equal to (i)75% of base salary if the Company’s GAAP consolidated operating income for the combined period from January 1, 2022 through December 31, 2022 exceeds $0, and (ii) 50% of base salary if the Company’s GAAP consolidated operating income (adjusted to exclude expenses for equity compensation) for the combined period from January 1, 2022 through December 31, 2022 is less than $0, provided that certain additional objectives are met, as set and determined by the Compensation Committee of the Board. Mr. Morris will receive a restricted stock grant of 210,000 shares, one third of which will vest on the one year anniversary of the grant, and the balance of which will vest in twenty-four equal monthly installments commencing on the one year anniversary of the grant.

If Mr. Morris’s employment is terminated by the Company without cause or if the Company enters into a change of control transaction (each, a “Payment Trigger Event”), then the Company has agreed to pay Mr. Morris an amount equal to Mr. Morris’ then current monthly salary multiplied by (i) six, if the Payment Trigger Event occurs on or prior to July 11, 2021, or (ii) 12, if the Payment Trigger Event occurs after July 11, 2021.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full and complete text of the Employment Agreement, which is filed hereto as Exhibit 10.1.

There are no arrangements or understandings between Mr. Morris and any other persons pursuant to which he was selected as a director, and there are no transactions between the Company and Mr. Morris that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Morris with any director or executive officer of the Company.

On January 11, 2021, the Company released a press release to disclose Mr. Morris’ appointment as Chief Executive Officer and director, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

Number	Description

10.1	Employment Agreement effective as of January 11, 2021 between Sunworks, Inc. and Gaylon Morris
99.1	Press Release dated January 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNWORKS, INC.

Date: January 13, 2021	By:	/s / Charles F. Cargile
	Name:	Charles F. Cargile
	Title:	Chairman of the Board of Directors